Sensata Technologies Announces the Appointment of Two New Board Members

Company adds Lorraine Bolsinger and Steven Sonnenberg to Board of Directors, two seasoned industrial and technology executives with extensive strategy, M&A and finance experience

SWINDON, United Kingdom – March 20, 2020 – Sensata Technologies (NYSE:ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced that Lorraine Bolsinger and Steven Sonnenberg, have been appointed to serve on Sensata’s Board of Directors, effective March 23, 2020.

“Lorraine and Steve bring decades of experience in key areas critical to our future operations and strategy, such as global experience in industrial markets, strategy implementation, talent acquisition and diversity.” said Andrew Teich, Chairman of Board. “The addition of Lorraine and Steve further augments our board's skills and expertise, and we are confident they will provide valuable perspectives as we continue to execute our long-term strategy of enhancing shareholder value. We look forward to their contributions.”

Ms. Bolsinger, who will serve on the Compensation Committee and the Finance Committee of the Board, retired in 2017 from General Electric Company, where she served for more than 37 years. During her time with GE, she held several senior leadership roles, including Vice President, GE Corporate Accelerated Leadership Program from 2016 through 2017, President and Chief Executive Officer, GE Distributed Power from 2013 through 2016 with responsibility over $5.5 billion in revenue and 4,500 employees, and President and Chief Executive Officer, GE Aviation Systems from 2008 through 2012 with responsibility over $3 billion in revenue and 10,000 employees. Ms. Bolsinger is a frequent public speaker and has been a career-long advocate for women in STEM and leadership roles.

Mr. Sonnenberg, who will also serve on the Nominating & Corporate Governance Committee and the Growth & Innovation Committee of the Board, retired in 2019 from Emerson Electric Co., where he served for more than 35 years. During his time with Emerson, he held several senior leadership roles, including Chairman of Emerson’s Automation Solutions business from 2016 through 2018, and President of Emerson’s Process Management Group from 2008 through 2016 with responsibility over $8.5 billion in revenue and 40,000 employees. Prior to 2008, Mr. Sonnenberg spent more than 13 years managing various Emerson affiliated companies with operations throughout Asia and Europe.

In addition, Sensata is announcing that Paul Edgerley has decided to retire from the Board, effective as of the Annual Meeting of Shareholders scheduled to be held on May 28, 2020. Mr. Edgerley has served on the Board since Sensata’s IPO in March 2010 and as a director of our principal operating subsidiary, Sensata Technologies, Inc., from April 2006 through March 2010. He also served as Chairman of the Board from July 2012 to January 2013 and again from May 2015 to July 2019. Mr. Edgerley has chosen to retire to focus on other professional and personal activities.

“Paul has served the Sensata Board with great distinction,” said Teich. “On behalf of our entire Board and management, I want to thank him for his service, leadership and countless contributions to the company. We wish him continued success in all future endeavors.”

About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 22,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, electrified, and connected. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on certain assumptions and reflect the Company’s current expectations. Except as may be required by applicable law, the Company disclaims any obligation to update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Media Contact:                         Investor Contact:
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